Exhibit 99.1

IFMI COMPLETES $13.7 MILLION STRATEGIC INVESTMENT

Investment Follows Approval at 2013 Annual Meeting of Stockholders

Philadelphia and New York, September 25, 2013 – Institutional Financial Markets, Inc. (NYSE MKT: IFMI) (“IFMI”), a financial services firm specializing in credit-related fixed income investments, today announced that it has completed its $13.7 million strategic investment transaction pursuant to securities purchase agreements (the “Purchase Agreements”) with Mead Park Capital Partners LLC (“Mead Park Capital”) and Cohen Bros. Financial, LLC (“Cohen Bros. Financial”), the terms of which were previously announced. The issuance of securities in connection with the transaction was approved by IFMI’s stockholders at the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) held on September 24, 2013.

At the Annual Meeting, and as previously announced, Jack J. DiMaio, Jr., CEO and founder of Mead Park, and Christopher Ricciardi, a partner of Mead Park and former President of IFMI were elected to IFMI’s Board of Directors. In addition, Daniel G. Cohen was named Vice Chairman of the Board, and Mr. DiMaio was named Chairman of the Board.

Mr. Cohen said, “This is an important time for IFMI, and we believe these investments will serve to bolster our operations and generate increased returns for our stockholders. I also welcome Jack and Chris to the Board of Directors. Their considerable capital markets experience and results-oriented approach will serve us well as we position IFMI for long-term success.”

Mr. DiMaio said, “We are pleased to have completed our strategic investment in IFMI, and I look forward to working closely with the IFMI Board of Directors and management team to grow a first-tier structured products platform. We intend to hit the ground running, as we focus on IFMI’s core competencies to drive enhanced value for all stakeholders.”

Under the Purchase Agreements, Mead Park Capital and EBC 2013 Family Trust (“EBC Trust”), a permitted assignee of Cohen Bros. Financial, have invested an aggregate of $13.7 million into IFMI. EBC Trust was established by and is controlled by Mr. Cohen. Of the $13.7 million investment, Mead Park Capital invested $3.9 million to purchase 1,949,167 shares of common stock and $5.8 million in newly issued 8% convertible senior notes, and EBC Trust invested $1.6 million to purchase 800,000 shares of common stock and $2.4 million in a newly issued 8% convertible senior note. The common stock issued pursuant to the issuance was sold to Mead Park Capital and EBC Trust for $2.00 per share. The newly issued notes are convertible into an aggregate of 4,086,308 shares of common stock at $3.00 per share. The common stock purchased by Mead Park Capital and EBC Trust, assuming full conversion of the convertible senior notes into shares of common stock, and assuming Mr. Cohen’s IFMI LLC units have been exchanged for shares of the common stock, represents a pro forma ownership interest in the Company of 17% and 32%, respectively. The invested capital is expected to be deployed in IFMI’s operating businesses and for working capital needs.

About IFMI

IFMI is a financial services company specializing in credit-related fixed income investments. IFMI was founded in 1999 as an investment firm focused on small-cap banking institutions, but has grown to provide an expanding range of asset management, capital markets, and investment banking solutions to institutional investors and corporations. IFMI’s primary operating segments are Capital Markets and Asset Management. The Capital Markets segment consists of credit-related fixed income sales, trading, and financing as well as new issue placements in corporate and securitized products and advisory services, operating primarily through IFMI’s subsidiaries, C&Co/PrinceRidge Holdings LP and JVB Financial Holdings, LLC in the United States, and Cohen & Company Financial Limited in Europe. The Asset Management segment manages assets through collateralized debt obligations, permanent capital vehicles, and managed accounts. As of June 30, 2013, IFMI managed approximately $6.2 billion in credit-related fixed income assets in a variety of asset classes including U.S. trust preferred securities, European hybrid capital securities, Asian commercial real estate debt, and mortgage- and asset-backed securities. For more information, please visit www.IFMI.com.

About Mead Park

Mead Park Holdings LP, led by Jack DiMaio, specializes in asset management and investment opportunities in the financial services sector including regulatory capital oriented transactions, leveraged credit investments, and positions in financial services businesses. Its principals have extensive experience operating businesses in the financial services sector with an emphasis on fixed income credit products and capital markets activities.

Forward-looking Statements

This communication contains certain statements, estimates and forecasts with respect to future performance and events. These statements, estimates and forecasts are “forward-looking statements.” In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “seek” or “continue” or the negatives thereof or variations thereon or similar terminology. All statements other than statements of historical fact included in this communication are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied in the forward-looking statements including, but not limited to, those discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” in our filings with the SEC, which are available at the SEC’s website at www.sec.gov and our website at www.IFMI.com/sec-filings. Such factors include the following: (a) a decline in general economic conditions or the global financial markets, (b) losses caused by financial or other problems experienced by third parties, (c) losses due to unidentified or unanticipated risks, (d) a lack of liquidity, i.e., ready access to funds for use in our businesses, (e) the ability to attract and retain personnel, (f) litigation and regulatory issues, (g) competitive pressure, (h) an inability to generate incremental income from acquired businesses, and (i) unanticipated market closures due to inclement weather or other disasters. As a result, there can be no assurance that the forward-looking statements included in this communication will prove to be accurate or correct. In light of these risks, uncertainties and assumptions, the future performance or events described in the forward-looking statements in this communication might not occur. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and we do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Investors:	Media:
Institutional Financial Markets, Inc.	Joele Frank, Wilkinson Brimmer Katcher
Joseph W. Pooler, Jr., 215-701-8952	James Golden or Joe Berg, 212-355-4449
Executive Vice President and	jgolden@joelefrank.com or jberg@joelefrank.com
Chief Financial Officer investorrelations@ifmi.com

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